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DRESDNER RCM CAPITAL FUNDS, INC.

BY-LAW AMENDMENTS
ADOPTED SEPTEMBER 19, 2000

RESOLVED, that it is deemed advisable and in the best interests of all stockholders to amend Section 10 of Article II of the By-laws of the Corporation to change the quorum requirement from a majority to one-third in order to conform it with the Charter of the Corporation and to restate such
Section 2.05 to read in its entirety as follows:
	Section 2.05. Quorum - Adjournment. The presence in person or by proxy of the holders of one-third of the shares entitled to vote thereat shall constitute a quorum for the transaction of business at any meeting of the stockholders; but this Section shall not affect any requirement under statute or under the Articles of Incorporation for the vote necessary for the adoption of any measure. In the absence of a quorum any meeting of stockholders may be adjourned from time to time by the vote of a majority of the shares, the holders of which are either present in person or represented by proxy thereat, but no other business may be transacted. At any such adjourned meeting at which a quorum shall thereafter be present, any business may be transacted which might have been transacted at the meeting as originally notified.
FURTHER RESOLVED, that it is deemed advisable and in the best interests of all stockholders to amend Section 2.10 of Article II of the By-laws of the Corporation to permit stockholders to vote their proxies by phone or electronically and in such other manner as may be permitted by Maryland law and to restate such Section 2.10 to read in its entirety as follows:
	Section 2.10. Voting - Proxies. A stockholder entitled to vote may vote in person or by a proxy as permitted by law. A proxy shall not be valid after (11) months from its date, unless a longer period is expressly stated thereon. Each proxy shall be dated, but need not be sealed, witnessed, or acknowledged. A proxy with respect to stock held in the name of two or more persons shall be valid if granted by one of them in accordance with law unless at or prior to exercise of such proxy the Corporation receives from any one of them a specific written notice to the contrary and a copy of the instrument or order that so provides. A proxy purporting to be granted by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise. Every proxy shall be revocable at the pleasure of the stockholder granting it, except in those cases where such proxy states that it is irrevocable and where an irrevocable proxy is permitted by law.
		Sub-Item 77Q1(a)
1

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